Exhibit 99.15

AMENDED AND RESTATED

TRANSACTION SUPPORT AGREEMENT

This Amended and Restated Transaction Support Agreement (this “Agreement”), dated June 19, 2012, is by and among Insight Venture Partners VII, L.P., Insight Venture Partners (Cayman) VII, L.P., Insight Venture Partners (Co-Investors) VII, L.P., Insight Venture Partners (Delaware) VII, L.P., and Insight Venture Partners Coinvestment Fund II, L.P. (collectively, “Insight”), Vector Capital IV, L.P., (“Vector” and together with Insight, the “Sponsors”), Vincent Smith (“VS”) and the Vincent C. Smith Annuity Trust 2010-1, the Vincent C. Smith Annuity Trust 2010-2, and the Vincent C. Smith Annuity Trust 2011-1 and Teach A Man to Fish Foundation (collectively with VS, the “VS Parties”), Expedition Holding Company, Inc. (“Parent”), and Expedition Merger Sub, Inc. (“Merger Sub”). Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Insight has caused the formation of Parent and its wholly-owned subsidiary, Merger Sub;

WHEREAS, Parent, Merger Sub and Quest Software, Inc. (the “Company”) are party to an Agreement and Plan of Merger, dated as of March 8, 2012, as amended by Amendment No. 1 dated June 19, 2012, and as may be amended in accordance with Section 2 of this Agreement, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Parent;

WHEREAS, Insight, certain of the VS Parties, Parent and Merger Sub are parties to that certain Transaction Support Agreement, dated March 8, 2012 (the “Original TSA”); and

WHEREAS, Parent, Merger Sub, the Sponsors and each of the VS Parties desire to amend and restate in its entirety the Original TSA and agree to certain terms and conditions that will govern certain aspects of their relationship with respect to the transactions contemplated by the Merger Agreement, including to reflect the parties’ intention that the allocation of shares of capital stock of Parent, as set forth on Schedule B to the rollover commitment letter attached as Exhibit A hereto, give effect to the Sponsors having a lower effective cost per share than the VS Parties and the VS Parties having a call right with respect to certain of such shares, giving the Sponsors a fixed rate of return on such shares.

AGREEMENT

In consideration of the mutual promises and covenants set forth herein, Parent, Merger Sub, the Sponsors and each VS Party agree as follows:

Section 1. Transfer.

(a) Each VS Party agrees, and agrees to cause his or its Affiliates, not to, other than as may be required by a court order or as a result of operation of law in connection with the Company or any VS Party consummating a transaction which is not prohibited by the terms of this Agreement at a time when no VS Party has violated this Agreement in any material respect, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of or any interest in, or limitation on the voting rights of, or otherwise transfer (any such action, a “Transfer”) any of the Owned Shares (as defined below) owned by it or him, (ii) enter into any binding written agreement with respect to any Transfer of any or all of the Owned Shares owned by it or him or any interest therein, (iii) grant any proxies or powers of attorney in or with respect to the Owned Shares owned by it or him, deposit any Owned Shares owned by it or him into a voting trust or enter into a voting agreement or arrangement with respect to any Owned Shares owned by it or him, or take any other action, that would in any way restrict, limit or interfere with the performance of its or his obligations hereunder other than in connection with any Transfer which is an Excluded Transfer (as defined below). The foregoing restrictions on Transfers shall not prohibit (x) the exercise by any VS Party of any Company stock options or the conversion of any Restricted Stock Units, (y) the taking of any action otherwise prohibited by this Section 1(a) in connection with the consummation of any Company Acquisition Agreement that constitutes a Superior Proposal or pursuant to any rollover, contribution or similar agreement entered into by any VS Party in connection with such Superior Proposal, or (z) any Transfers by any VS Party (A) in connection with the transactions contemplated by the Merger Agreement and by the Rollover Letter, (B) to any member of VS’s immediate family (including his current or former spouse and their respective immediate families) or for estate planning purposes (such transferees pursuant to this clause (B), “Permitted Transferees”), or (C) in connection with the exercise of remedies of lenders to the VS Parties for which the Owned Shares are pledged as collateral as of the date hereof pursuant to the agreements set forth on Schedule A hereto (or any financing facility entered into after the date hereof to replace such specified facilities) other than as a result of any willful act or omission by any VS Party (it being understood that the failure by any VS Party to use reasonable efforts to avoid any such Transfer, including a failure to use reasonable efforts to refinance such indebtedness on terms that are not materially less favorable to such VS Party and do not require any such VS Party to post any collateral other than Owned Shares or incur any expense (other than any expense that is reasonable or customary for the refinancing of a loan of this type), shall constitute a willful act or omission for purposes of this Section 1) (any such Transfer, an “Excluded Transfer”); provided, in each case, that the VS Party complies with the other provisions of this Agreement and, in the case of the foregoing clause (B), the Permitted Transferee agrees to be bound by the provisions of this Agreement with respect to such transferred Owned Shares in a written instrument reasonably satisfactory to the Sponsors, pursuant to which such transferee shall be bound by all of the obligations applicable to such VS Party transferring such Owned Shares, and VS shall have the right, power and authority to act on behalf of such transferees with respect to such Owned Shares in connection with the obligations set forth in this Agreement. For purposes of this Agreement, “Owned Shares” means, without duplication, the aggregate number of shares of common stock of the Company, or options to acquire common stock of the Company, that any VS Party or any of its or his Affiliates is the record or beneficial owner of, together with any shares of common stock of the Company or other voting capital stock of Company acquired after the date hereof by any VS Party or any of its or his Affiliates, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise.

(b) Each VS Party has entered into the rollover commitment letter in substantially the form attached hereto as Exhibit A, and Parent shall include such rollover commitment letter in the form attached as Exhibit A as the Rollover Letter described as an exhibit to the Merger Agreement.

Section 2. Transaction Terms.

(a) Parent, Merger Sub, the Sponsors and the VS Parties each agree to pursue, and cooperate with each other with respect to, the transactions contemplated by the Merger Agreement, the Equity Financing, the Debt Financing and the Rollover Investment (collectively, the “Transactions”) in accordance with the terms of this Agreement, the Merger Agreement, the Equity Funding Letters, the Debt Commitment Letter and the Rollover Letter; provided, however, that neither Parent nor Merger Sub shall, without the prior written consent of the VS Parties and Vector, and neither Parent nor Merger Sub shall commit to, or enter into any amendment, modification, waiver or alteration (which shall include any change in price) of the Merger Agreement, the Equity Funding Letter or the Debt Financing Letter that (i) could reasonably be expected to materially and adversely impact the VS Parties or Vector, as the case may be, (ii) alters the form or amount of merger consideration, waives the satisfaction of any of obligations of Parent and Merger Sub to effect the Closing as set forth in Sections 6.1 and 6.2 of the Merger Agreement or alters the amount or conditions under which the Parent Termination Fee or Damages Remedy would be payable by Parent or (iii) changes the structure or intended tax treatment of the Merger or any of the Transactions (any alteration, modification, waiver or amendment described in clause (i), (ii) or (iii) above that was not consented to in writing by the VS Parties, a “Consent Triggering Event”). Insight hereby agrees to give the VS Parties and Vector advance written notice of any Consent Triggering Event as promptly as practicable following the occurrence of any Consent Triggering Event which has not been previously agreed to in writing by the VS Parties and Vector, and the VS Parties and Vector will notify Insight in writing whether or not such party consents thereto, within 24 hours of receipt of such notice, or in the case of a Consent Triggering Event that relates to a notice period described in Section 5.2(e) or Section 5.2(f) of the Merger Agreement (a “Matching Period”), then in no event later than the end of such Matching Period.

(b) The Sponsors and the VS Parties hereby agree that upon receipt by Parent or Merger Sub of any Termination Fee that may be payable by the Company to Parent or Merger Sub in connection with a termination of the Merger Agreement, that Parent or Merger Sub, as the case may be, shall pay sixty-two and one-half percent (62.5%) of such Termination Fee to Insight and thirty-seven and one-half percent (37.5%) to Vector, and the VS Parties hereby agree that they shall not be entitled to any portion of any such Termination Fee. In the event that Parent or Merger Sub receives the Parent Expenses and/or Parent, Merger Sub, any of the Sponsors or any of their respective affiliates receives any reimbursement, fee, payment or other amount as a result of any litigation, settlement or other action relating to such termination of the Merger Agreement (other than the Termination Fee), the Debt Commitment Letter or any of the transactions contemplated thereby (the “Parent Expenses Recovery”) in connection with a termination of the Merger Agreement, each of the Sponsors and the VS Parties shall be reimbursed by Parent for their documented, third party, out-of-pocket fees and expenses for legal, due diligence, accounting and travel incurred in connection with the negotiation, preparation, interpretation and execution of this Agreement, the Merger Agreement, the Equity

Funding Letters, the Debt Commitment Letter, the Rollover Letter, the Stockholders Agreement and any agreements or other matters relating thereto, including any and all costs and expenses in connection with any action, suit or proceeding brought by any person (other than a party hereto) relating to, or arising from, the transactions contemplated by the Merger Agreement (“Reimbursable Expenses”); provided, in the event that the amount of the Parent Expenses Recovery is not sufficient to reimburse all of the Sponsors’ and the VS Parties’ Reimbursable Expenses, in each case in connection with the transactions contemplated by the Merger Agreement, such reimbursement shall be made to the Sponsors, on the one hand, and the VS Parties, on the other hand, on a pro rata basis based on the relative amount of their respective Reimbursable Expenses. Insight shall have an obligation to pay, or reimburse Parent, for thirty-one and one-quarter percent (31.25%) of any Parent Termination Fee, Damages Remedy and/or amounts pursuant to Section 7.3(d) of the Merger Agreement, in each case that Parent or Merger Sub actually become required to pay to the Company pursuant to the terms of the Merger Agreement (collectively, “Parent Obligations”), Vector shall have an obligation to pay, or reimburse Parent, for eighteen and three-quarter percent (18.75%) of any Parent Obligations, and the VS Parties, jointly and severally, shall have an obligation to pay, or reimburse Parent, for fifty percent (50%) of any Parent Obligations, and each of the parties hereto agrees that (1) the Parent Obligations shall be first paid from any amount by which any Parent Expense Recovery exceeds the aggregate Reimbursable Expenses of the parties, and (2) if the Parent Expense Recovery exceeds the Reimbursable Expenses and the Parent Obligations actually due and payable in accordance with the Merger Agreement, then the remaining balance of such Parent Expense Recovery shall be allocated among the Sponsors and the VS Parties in accordance with the percentages set forth in this sentence above. The parties hereto further agree to the extent such Parent Expense Recovery is insufficient to satisfy the Parent Obligations, then such unpaid portion of the Parent Obligations shall be allocated equally among the Sponsors on the one hand, and the VS Parties, on the other hand; provided, that if any of the Sponsors or the VS Parties pay any portion of the Parent Obligations pursuant to the Guaranty, or otherwise, in any other proportion than as described herein, then such Sponsor or VS Party shall have a right to contribution from the other parties hereto and shall be entitled to indemnification from the other parties in respect of any costs or expenses (including attorneys fees) expended in enforcing such right of contribution or indemnity; provided, further, in the event that Parent, Merger Sub or any Guarantor (as defined in the Guaranty) becomes obligated to pay any Parent Obligations as a result of (i) any material breach of the Rollover Letter by any VS Party or any VS Party’s failure to fund the Rollover Investment (or any portion thereof) when required to do so pursuant to the terms and conditions of the Rollover Letter (other than a failure to fund the Rollover Investment that results from the exercise of remedies by lenders to the VS Parties for which Rollover Shares are pledged as collateral as of the date hereof pursuant to the agreements set forth on Schedule A hereto (or any financing facility entered into after the date hereof to replace such specified facilities), but in no event excluding any such failure that results from any willful act or omission by any VS Party, it being understood that the failure by any VS Party to use reasonable efforts to avoid any such exercise of remedies, including a failure to use reasonable efforts to refinance such indebtedness on terms that are not materially less favorable to such VS Party and do not require any such VS Party to post any collateral other than Owned Shares or incur any expense (other than any expense that is reasonable or customary for the refinancing of a loan of this type), shall constitute a willful act or omission for purposes of this Section 2(b)), and the Sponsors have irrevocably confirmed that the Equity Financing would be funded at the Closing if the Rollover

Investment was funded, then the VS Parties shall, jointly and severally, pay, or cause to be paid (or reimburse Parent, Merger Sub, the Sponsors or any of their respective Affiliates to the extent they have paid, pursuant to the Guaranty or otherwise, any portion of) the full amount of any such Parent Obligations when such amounts are due and payable by Parent pursuant to the terms of the Merger Agreement, (ii) any Sponsor’s failure to fund the Equity Financing when required to do so pursuant to the terms and conditions of the Equity Funding Letters and when the VS Parties have irrevocably confirmed that the Rollover Investment would be funded at the Closing if the Equity Financing was funded, then such Sponsor shall pay, or cause to be paid (or reimburse the other Sponsor(s) and the VS Parties to the extent they have paid, pursuant to the Guaranty or otherwise, any portion of) the full amount of any such Parent Obligations when such amounts are due and payable by Parent pursuant to the terms of the Merger Agreement, or (iii) Insight’s failure to cause Parent or Merger Sub to (A) either perform any action which Parent or Merger Sub was required to perform, or refrain from taking any action which was prohibited, pursuant to the terms of the Merger Agreement, in each case which actions were solely within Insight’s control (for the avoidance of doubt, neither (x) any action that would require the Sponsors to fund any amounts in excess of those expressly set forth in the Equity Funding Letter, nor (y) any Financing Failure that was not directly and proximately caused by a willful or intentional breach by Insight of Section 5.5(a) of the Merger Agreement, shall be a failure to cause the performance of any required action, or the failure to refrain from taking any prohibited action, for purposes of this subsection (A), or (B) obtain the consent of the VS Parties with respect to any Consent Triggering Event without curing, if capable of cure, such failure within two (2) Business Days, then Insight shall pay, or cause to be paid (or reimburse Vector and the VS Parties to the extent they have paid, pursuant to the Guaranty or otherwise, any portion of) the full amount of any such Parent Obligations when such amounts are due and payable by Parent pursuant to the terms of the Merger Agreement; provided, however, that if more than one party has failed to satisfy its obligations per the foregoing, such parties shall pay, or cause to be paid (or reimburse the non-fault parties to the extent they have paid, pursuant to the Guaranty or otherwise, any portion of) an amount of any such Parent Obligations determined ratably in proportion to their overall responsibility for Parent Obligations when such amounts are due and payable by Parent pursuant to the terms of the Merger Agreement.

(c) In connection with any claim relating to the payment of the Parent Obligations, the parties hereto agree that neither the Sponsors, on one hand, nor the VS Parties, on the other hand, shall, without the prior written consent of the other party (which consent will not be unreasonably conditioned, withheld or delayed), settle, compromise or offer to settle or compromise such claim relating to the Parent Obligations on a basis that would result in (i) the imposition of a consent order, injunction or decree that would restrict or mandate the future activity or conduct of the other party or any of its Affiliates, (ii) a finding or admission of a violation of Law or violation of the rights of any Person by such other party or any of its Affiliates, or (iii) any monetary liability of the other party that will not be promptly paid or reimbursed by the settling or compromising such claim.

(d) On the Closing Date, Parent, the Sponsors and the VS Parties shall (i) enter into that certain Stockholders Agreement, substantially in the form attached hereto as Exhibit B, (ii) cause the Certificate of Incorporation and Bylaws of Parent to be amended and restated to reflect the terms of the Stockholders Agreement, and (iii) cause Parent to enter into management rights letters with each of the Sponsors on customary terms and in a form reasonably acceptable to the Sponsors, in substantially the form attached hereto as Exhibit C.

(e) Parent shall, and shall cause the Company to promptly after the consummation of the Merger, reimburse the Sponsors and the VS Parties for all of their Reimbursable Expenses. In addition, to the extent that the Sponsors or the VS Parties incur or continue to have any outstanding Reimbursable Expenses on or after the Closing Date, Parent shall, and shall cause the Company to promptly reimburse such parties their Reimbursable Expenses within ten (10) Business Days of receipt of reasonable documentation evidencing such Reimbursable Expenses.

Section 3. Confidentiality; Participation in Takeover Proposals.

(a) Each VS Party agrees that he or it will not disclose any assumption, information, evaluation or view of any of the Sponsors or their respective Affiliates or representatives in connection with the Transactions (collectively, the “Confidential Information”), other than to (i) his or its representatives who legitimately need to know such information and are bound by obligations of confidentiality to the Sponsors or the VS Parties and (ii) the extent required by law (in which case VS will, to the extent not prohibited by law, provide the Sponsors with advance notice of such required disclosure and reasonably cooperate with the Sponsors (at the Sponsors’ joint cost and expense) to limit or prevent such disclosure).

(b) Notwithstanding anything to the contrary in this Agreement, (i) nothing herein shall prevent VS from (A) engaging or entering into any unsolicited discussions, agreements, understandings or arrangements with any third Person regarding his or his Affiliates’ or its or its Affiliates’ direct or indirect equity participation, investment or reinvestment with respect to any Takeover Proposal (or as otherwise permitted by (C) below), (B) if requested by the Board of Directors of the Company or the Special Committee, participating in a due diligence process with any third party with respect to any potential Takeover Proposal or (C) from complying with any agreement between VS and the Company with respect to his obligations to participate in the activities of the Company relation to the Go-Shop Period or such further period until the Company may no longer modify the Company Board Recommendation, in connection with a potential Takeover Proposal or any other matter relating to the actions which the Company may take during such period, and (ii) none of the provisions of this Agreement shall restrict VS from taking, or refraining from taking, any action solely in his capacity as a member of or Chairman of the Board of Directors of the Company or an executive officer of the Company.

Section 4. VS Transactions. As of the date hereof, the VS Parties have indebtedness for borrowed money in the aggregate principal amount in excess of $145 million pursuant to those certain agreements set forth on Schedule A (individually and/or collectively as the context requires, the “Existing Loan”), which indebtedness is secured by a pledge of all shares of Common Stock of the Company held by the VS Parties. From and after the date hereof, until the earlier of the Closing Date and the date on which the Merger Agreement is validly terminated in accordance with its terms, no Existing Loan shall be modified or amended, in any material respect, other than with respect to any partial or full repayment of the Existing Loan that does not involve the sale, transfer or other disposition of any Owned Shares other than pursuant to an

Excluded Transfer. Parent, Merger Sub, the Sponsors and the VS Parties agree that, on the Closing Date, Parent shall purchase from the VS Parties a number of shares of Company Common Stock equal to at least $120 million (the “Initial Equity Contribution”) divided by the Merger Consideration, on the terms and conditions of the term sheet attached hereto as Exhibit D, as modified only as agreed in writing by the Sponsors and the VS Parties, with substantially all of the proceeds of the Initial Equity Contribution being used to repay each Existing Loan in full, immediately prior to the consummation of the Merger, in order to effect the release of any liens, charges or encumbrances on the Owned Shares on or immediately prior to the time in which such VS Parties are required to consummate the Rollover Investment at the Closing. The obligations of the VS Parties set forth in the immediately preceding sentence are expressly conditioned upon the satisfaction of the conditions to the Rollover Investment set forth in the Rollover Letter, including the funding of the Initial Equity Contribution in an amount and at a time sufficient to discharge the outstanding Existing Loans immediately prior to the Closing and consummate the Rollover Investment substantially simultaneously with the Closing.

Section 5. Public Relations Coordination. Each of the parties hereto will coordinate in good faith with respect to any and all press releases, other public relations materials or any required filings by the Sponsors, the VS Parties, Parent or Merger Sub with respect to the Transactions or the transactions contemplated by this Agreement; provided that, in the case of VS, this Section 5 shall not apply in connection with his capacity as an officer or director of the Company.

Section 6. Termination. The respective rights and obligations of each party hereto under this Agreement will terminate concurrently with the earlier of (i) the consummation of the transactions contemplated by the Merger Agreement, (ii) the termination of the Merger Agreement in accordance with its terms or (iii) a Consent Triggering Event having occurred that, to the extent subject to cure, was not subsequently cured by Parent or Insight two (2) Business Days after notice of such Consent Triggering Event was provided to Insight by VS or Vector, as applicable; provided, however, that the rights and obligations set forth in Section 2(d) (as a result of a termination as a result of clause (i) above), Section 2(b), Section 2(c), Sections 3(a), 5, 7, 8, 9 and this Section 6 (the “Surviving Obligations”) shall survive such termination; provided, further, that no termination pursuant to this Section 6 shall relieve any party hereto of any liability hereunder resulting from any breach of this Agreement prior to such termination. Upon termination of this Agreement in accordance with this Section 6, this Agreement (other than the Surviving Obligations) shall become void and of no further force or effect and the transactions contemplated hereby shall be abandoned, and no party shall have any further obligations or liabilities hereunder.

Section 7. Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each of the parties to this Agreement (a) consents to submit itself or himself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it or he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the fullest extent permitted by law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served in a manner permitted under the laws of the State of Delaware. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTIONS, SUITS, DEMAND LETTERS, JUDICIAL, ADMINISTRATIVE OR REGULATORY PROCEEDINGS, OR HEARINGS, NOTICES OF VIOLATION OR INVESTIGATIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (B) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY.

Section 8. Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event that any covenant, obligation or agreement set forth in this Agreement were not performed by him or it in accordance with its specific terms or were otherwise breached. Each of the parties hereto agrees that, in the event of any breach or threatened breach by him or it of any covenant, obligation or agreement contained in this Agreement, such failure to perform or breach may cause the other parties hereto to sustain damages for which he or it would not have an adequate remedy at law for money damages, and thus each of the parties hereto shall be entitled (in addition to any other remedy that may be available to him or it, including monetary damages) to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or agreement and (b) an injunction restraining such breach or threatened breach. Each of the parties hereto further agrees that the other parties hereto shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8, and each of the parties hereto irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9. Miscellaneous.

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

(b) Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties hereto may be corporations, limited partnerships or trusts, Parent, Merger Sub, the Sponsors and each VS Party covenants, agrees and acknowledges that no recourse under this Agreement shall be had against any of the Non-Recourse Parties, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. As used herein, the term “Non-Recourse Parties” shall mean, collectively, with respect to Parent, Merger, Sub, the Sponsors or any VS Party, any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, only in such capacities; provided, nothing in this Section 9(b) shall limit the recourse under this Agreement against any Permitted Transferee, or any other Person that becomes party to this Agreement, or to whom any rights or obligations are assigned in accordance with this Agreement.

(c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

(d) This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, other than, in the case of any VS Investors, to any Permitted Transferee in accordance with Section 1(b). No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9(d) shall be null and void.

(e) This Agreement may not be amended, altered, supplemented, waived or otherwise modified except upon the execution and delivery of a written agreement executed by each of the parties hereto. Each party hereto agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

(f) This Agreement (including the Exhibits hereto and the documents and instruments referred to herein), together with the Merger Agreement, the Guaranty, the Equity Funding Letters and the Rollover Letter, constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof (including, but not limited to the Original TSA), and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

(g) All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (A) on the date of service if served personally on the party to whom notice is to be given; (B) on the day of transmission if sent via facsimile transmission to the facsimile number specified by the applicable party in the Stockholders Agreement, and confirmation of receipt is obtained promptly after completion of transmission; (C) on the day after delivery to Federal Express or a similar overnight courier; or (D) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party at its address specified in the Stockholders Agreement.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission or via email in .pdf format.

(i) This Agreement does not establish or otherwise constitute a joint venture or a partnership between the parties, nor constitute any party an agent of any other party for any purpose.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.

INSIGHT VENTURE PARTNERS VII, L.P.

by:	Insight Venture Associates VII, L.P., its general partner

by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS (CAYMAN) VII, L.P.

by:	Insight Venture Associates VII, L.P., its general partner

by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS VII (CO-INVESTORS), L.P.

by:	Insight Venture Associates VII, L.P., its general partner

by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

[Signature page to Transaction Support Agreement]

INSIGHT VENTURE PARTNERS (DELAWARE) VII, L.P.

by:	Insight Venture Associates VII, L.P., its general partner

by:	Insight Venture Associates VII, Ltd., its general partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Vice President

INSIGHT VENTURE PARTNERS COINVESTMENT FUND II, L.P.

By:	Insight Venture Associates Coinvestment II, L.P., its general partner

By:	Insight Holdings Group, LLC, its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Vice President

[Signature page to Transaction Support Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.

VECTOR CAPITAL IV, L.P.

By:	Vector Capital Partners IV, L.P., its general partner

By:	Vector Capital, L.L.C., a general partner

By:	/s/ David Baylor

Name:	David Baylor
Title:	Chief Operating Officer

[Signature page to Transaction Support Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.

/s/ Vincent C. Smith
Vincent C. Smith

VINCENT C. SMITH ANNUITY TRUST 2010-1

By:	/s/ Vincent C. Smith

Name:	Vincent C. Smith
Title:	Trustee

VINCENT C. SMITH ANNUITY TRUST 2010-2

By:	/s/ Vincent C. Smith

Name:	Vincent C. Smith
Title:	Trustee

VINCENT C. SMITH ANNUITY TRUST 2011-1

By:	/s/ Vincent C. Smith

Name:	Vincent C. Smith
Title:	Trustee

TEACH A MAN TO FISH FOUNDATION

By:	/s/ Vincent C. Smith

Name:	Vincent C. Smith
Title:	President

[Signature page to Transaction Support Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first set forth above.

EXPEDITION HOLDING COMPANY, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

EXPEDITION MERGER SUB, INC.

By:	/s/ Michael Triplett
Name: Michael Triplett
Title: President

[Signature page to Transaction Support Agreement]